Exhibit 99.1

For Immediate Release – September 5, 2006

For Information Contact:
Curtis L. Hage, Chairman, President and CEO	or	Jeff Erickson, President and CEO
HF Financial Corp.		Great Western Bank
Sioux Falls, South Dakota		Sioux Falls, South Dakota
Phone: (605) 333-7556		Phone: (605) 336-4462

HF Financial Corp and Great Western Bank Announce Transactions

SIOUX FALLS, SD, September 5 – HF Financial Corp. (the “Company”) (NASDAQ: HFFC), today announced that it has agreed to purchase from Great Western Bank the rights to service mortgages held by the South Dakota Housing Development Authority (SDHDA) and Fannie Mae. In addition, HF Financial, parent company of Home Federal Bank, has agreed to sell four branches to Great Western. The completion of the sale of the four branches, the terms of which were not announced, is expected by early November 2006.

The purchase of the additional servicing business brings to more than $1.9 billion the value of Home Federal’s assets under management. Now servicing more than 72 percent of the Authority’s outstanding loans, Home Federal is the largest servicer of SDHDA loans. The transfer of the servicing rights was approved by SDHDA in August.

“This has always been a rewarding source of business for us,” said Curt Hage, HF Financial’s Chairman, CEO and President.  “Our mortgage servicing business has been a long-standing core competency, representing a reliable income stream for Home Federal.  This acquisition only adds to that portfolio, allowing us to further leverage our infrastructure and expertise in this line of our business.”

Great Western Bank is one of the largest SDHDA loan originators in South Dakota. “We will continue to originate all types of mortgage loans, including SDHDA loans in the markets we serve” said Jeff Erickson, President and CEO of Great Western Bank. Great Western Bank has in the past and will continue in the future to sell SDHDA loans to Home Federal.

In a second negotiation, Home Federal announced that it has reached a definitive agreement to sell to Great Western three branches and their associated book of business, along with one physical location.  The branches are in Redfield, Mobridge and Winner, SD.  Home Federal also agreed to sell its Sioux Falls East Wal-Mart location.  This transaction is subject to the approval of the Board of Directors of Home Federal and obtaining all necessary regulatory approvals and third party consents.

“We believe that the sale of our branches in Redfield, Mobridge and Winner offered us an opportunity to focus better on our overall strategic plan for growth,” Hage said.  “This will allow us to deploy our resources more productively in geographic areas where we have a greater competitive advantage.  In selling our Sioux Falls Wal-Mart location, we are confident we can serve our customers through our other 11 convenient locations in Sioux Falls.”

Said Jeff Erickson, President and CEO of Great Western Bank:  “We are excited to add these locations to our banking network.  Redfield, Mobridge and Winner are geographically complimentary to our current branch network in South Dakota and northern Nebraska.  The Sioux Falls Wal-Mart will provide added convenience to our Sioux Falls customer base with its east side location and give our customers 8 branches in Sioux Falls. We look forward to working with our new customers in these communities and will work hard to provide innovative products and high quality service to these customers.”

About HF Financial

HF Financial Corp., based in Sioux Falls, SD, is the parent company for financial service companies, including Home Federal Bank, Mid America Capital Services, Inc. dba Mid America Leasing Company, Hometown Insurors, Inc. and HF Financial Group, Inc. As of June 30, 2006, the company had total assets of $961.3 million and stockholders’ equity of $56.1 million at June 30, 2006.  The company is the largest publicly traded savings association headquartered in South Dakota, with 35 offices in 22 communities, which includes a location in Marshall, Minnesota. Internet banking is also available at www.HomeFederal.com.

About Great Western Bank

With the proposed transactions, Great Western Bank will provide full-service banking, mortgage, insurance and financial planning services at 89 banking locations in 55 communities across the upper Midwest.

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Forward-Looking Statements

This news release and other reports issued by the Company, including reports filed with the Securities and Exchange Commission, contain “forward-looking statements” that deal with future results, expectations, plans and performance.  In addition, the Company’s management may make forward-looking statements orally to the media, securities analysts, investors or others.  These forward-looking statements might include one or more of the following:

•                  Projections of income, loss, revenues, earnings or losses per share, dividends, capital expenditures, capital structure, tax benefit or other financial items.

•                  Descriptions of plans or objectives of management for future operations, products or services, transactions and use of subordinated debentures payable to trusts.

•                  Forecasts of future economic performance.

•                  Descriptions of assumptions underlying or relating to such matters.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “optimism,” “look-forward,” “bright,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements about the Company’s expected financial results and other plans are subject to certain risks, uncertainties and assumptions.  These include, but are not limited to the following: possible legislative changes and adverse economic, business and competitive developments (such as shrinking interest margins); deposit outflows; reduced demand for financial services and loan products; changes in accounting policies or guidelines, or in monetary and fiscal policies of the federal government; changes in credit and other risks posed by the Company’s loan portfolios; unexpected claims against the Company’s self-insured health plan; the ability or inability of the Company to successfully enter into a definitive agreement for and close anticipated transactions; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation; or other significant uncertainties.

Forward-looking statements speak only as of the date they are made.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.